Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Cal R. Hoagland

SVP and CFO

interWAVE

(650) 314-2533

choagland@iwv.com

INTERWAVE ADOPTS SHAREHOLDER RIGHTS PLAN

Mountain View, California, December 18, 2003  -- interWAVE ® Communications International Ltd. (Nasdaq: IWAV), a pioneer in compact wireless voice communications systems, today announced that its Board of Directors has adopted a shareholder rights plan.  Under the plan, interWAVE Communications International Ltd. (the “Company”) will issue a dividend of one right for each common share held by shareholders of record as of the close of business on December 30, 2003.

The shareholder rights plan is designed to guard against partial tender offers and other coercive tactics to gain control of the company without offering a fair and adequate price and terms to all of the Company’s shareholders.  The plan was not adopted in response to any efforts to acquire the Company, and the Company is not aware of any such efforts.

Each right will initially entitle shareholders to purchase a fractional share of the company’s preferred shares for $39.00.  However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events.  If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of twenty percent (20%) or more of the Company’s outstanding common shares while the shareholder rights plan remains in place, then, unless the rights are redeemed by the Company for $0.001 per right, the rights will become exercisable by all rights holders except the acquiring person or group for shares of the Company or shares of the third party acquirer having a value of twice the right’s then-current exercise price.  Further details of the plan are outlined in a letter that will be mailed to shareholders as of the record date.

About interWAVE

interWAVE Communications International Ltd. (Nasdaq: IWAV) is a global provider of compact network solutions and services that offer innovative, cost-effective and scalable networks allowing operators to “reach the unreached.”  interWAVE solutions provide economical, distributed networks intended to minimize capital expenditures while accelerating customers’ revenue generation.  These solutions feature a product suite for the rapid and simple deployment of end-to-end compact cellular systems.  interWAVE’s portable, mobile cellular networks provide vital and reliable wireless communications capabilities for customers in over 50 countries.  The Company’s U.S. subsidiary is headquartered at 2495 Leghorn Street, Mountain View, California, and can be contacted at www.iwv.com or at (650) 314-2500.

interWAVE is subject to known and unknown risks and uncertainties that could cause the results of interWAVE Communications International Ltd. to differ materially from management’s current expectations. These risks and uncertainties include, but are not limited to, the risks relating to interWAVE’s history of losses, the expectation of future losses, potential noncompliance with Nasdaq National Market continued listing requirements, potential lack of liquidity and capital resources, reliance on a small number of customers, complexity of products, difficulties in introducing new or enhanced products, compliance with regulations and evolving industry standards, long sales cycles, intense competition, management of global operations, the ability to retain and motivate key employees, and acquisition related risk factors including potential asset impairment, dilution of shares outstanding, cash outflow for acquisitions, increases in debt absorbed and potential post-acquisition employee retention, as well as the Risk Factors discussed in the filings and reports made from time to time by interWAVE with the Securities and Exchange Commission.

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